Exhibit 99(a)(5)(C)

Dear WebSphere User Group Member,

I am pleased to inform you that IBM and ILOG have just announced the signing of a memorandum of understanding for IBM to acquire ILOG through a cash public tender offer. ILOG is a leading provider of software designed to help companies make better, faster business decisions.

Once the transaction closes, ILOG will supplement our Business Process Management (BPM) Enabled by SOA initiative through its software, 3,000-plus customers in 30 countries, more than 500 partners, and strong marketing expertise. ILOG’s products include the market’s leading Business Rules Management System, as well as innovative optimization and visualization tools, and supply chain application assets and middleware.

ILOG's leading-edge technologies strengthen our own solutions in several key areas:
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Business Rules. Business rules describe the operations, definitions and constraints that companies use to achieve their goals. IBM currently delivers rules capabilities through the IBM BPM Suite and WebSphere Process Server. With IBM's BPM Suite, users can define a business rule such as "Determine the most senior driver who is qualified to drive a particular truck type." With ILOG's end-to-end Business Rules Management System, governing the rule over the lifecycle is more easily accomplished. The user can effectively assign and manage the rule in many different processes and applications. In addition, ILOG adds the ability to manage more complex rules. For example, users can define “Determine the most senior driver who is qualified to drive a particular truck type, who will not require overtime pay during the drive time, is available within the next 2 hours, and has had at least 1 hour break in the last 8 hours.”

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Optimization. Optimization software uses mathematical algorithms to identify the best use of resources to achieve business goals. Optimization, for example, can help power companies better manage power supplies, saving money and reducing carbon emissions. Supply chain management extensions leverage ILOG’s technologies to improve supply chain efficiency and business performance.

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Visualization. Visualization software enables building interactive user interfaces for displaying large volumes of data in a manageable form to speed effective decision-making. One Spanish telecommunications group, for example, uses visualization software as part of an early warning system aimed at monitoring illegal activities. An IBM partner since 1996, ILOG already benefits IBM through its compatibility with software like WebSphere Business Events.

We anticipate that we can use ILOG's technology to add significant capability across our entire software platform. This includes improved rules and business optimization capabilities for Information Management offerings, better visualization for Lotus and Rational products, and enhanced optimization within Tivoli solutions. ILOG's optimization products, along with their supply chain management extensions, will also support key practices in Global Business Services, such as the Center for Business Optimization.

When completed, this acquisition will strengthen IBM’s business process management, service oriented architecture (SOA) and overall software leadership. ILOG plus IBM will provide customers with unbeatable combined value through a more complete and integrated set of offerings.

Read more about this announcement here.

Sandy Carter
VP, SOA and WebSphere
IBM
Somers, NY 10514
scarter@us.ibm.com
914.766.1126

"Tell me the facts and I'll learn. Tell me the truth and I'll believe. But tell me a story and it will live in my heart forever."

Investors and security holders are urged to read the tender offer statement from Bidder regarding the proposed tender offer referred to in the foregoing information, when it becomes available, because it will contain important information. The tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “Commission”) and will be available on the Commission’s web site. Investors and security holders may obtain a free copy of the tender offer statement (when it is available) and other documents filed by Bidder with the Commission on the Commission’s web site at www.sec.gov. The tender offer statement and these other documents may also be obtained for free from Bidder, when they become available, on the Bidder’s web site at www.ibm.com.